MFS MUNICIPAL SERIES TRUST

                                                             SUB-ITEM 77H

As of September 30, 2001, the following person or entity owned more than 25% of the fund's voting security:

Salomon Smith Barney owned 26.24% of MFS Alabama Municipal Bond Fund

Robert J. Manning and Donna Manning JTWROS owned 26.53% of MFS
Massachusetts High Income Tax Free Fund